Exhibit (a)(1)(E)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS PARTICIPATING
IN THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:
To:
From:	Unica Corporation
Re:	Confirmation of Receipt of Election Form
This message confirms that we have received your Election Form. This confirmation should not, however, be construed to imply that the Election Form or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your eligible option grants for exchange. If your Election Form is properly completed and signed, and all eligibility requirements are met, we expect to accept your eligible option grants elected for exchange, subject to the terms and conditions set forth in the exchange offer, promptly following the expiration of the exchange offer at 8:00 p.m., Eastern Time, on February 26, 2009, unless this exchange offer is extended by us.
Unless you withdraw your tendered eligible option grants by providing us a properly completed and signed Notice of Withdrawal before 8:00 p.m., Eastern Time, on February 26, 2009 (or, if the exchange offer is extended, before the new termination date), we will, subject to the conditions of the exchange offer, cancel all eligible option grants that you have properly tendered for exchange. If you do not withdraw your tendered eligible option grants and we accept your eligible option grants for exchange, promptly following the expiration of this exchange offer we will provide you with a “confirmation letter” confirming that your eligible option grants have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as we receive the documents before the expiration of the exchange offer.
You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Ashwin Chase at 170 Tracer Lane, Waltham, Massachusetts 02451 or by calling (781) 487-8696 or sending an email to achase@unica.com.